EXHIBIT 10.1

Severance Policy for Executives

This Severance Policy for Executives (this “Policy”) of Arcturus Therapeutics Holdings Inc. (including its subsidiaries, the “Company”) shall be effective as of May 1, 2021 and refers to any circumstance under which a covered Executive ceases to be part of the Company’s workforce. It is beneficial for all parties that the employment separation process is as clear as possible so misunderstandings and distrust between the employee and the Company can be avoided.

1.                  General.

1.1.            Covered Executives. This Policy shall be applicable to the Company’s Chief Executive Officer and each other Executive to the extent such Executive has (i) been designated and notified in writing by the Company upon nomination by the Chief Executive Officer (the “CEO”) and approval of the Board of Directors or the Compensation Committee of the Board of Directors and (ii) executed this an acknowledgment to this Policy.

1.2.            No Duplication of Benefits. In no event shall an Executive be entitled to any benefits under this Policy if his or her employment with the Company terminates under circumstances that entitle Executive to receive severance benefits pursuant to the terms of any individual written employment or severance agreement; provided, however, that to the extent that the benefits provided in this Policy are greater than the benefits provided in such written employment or severance agreement, the benefits shall be paid under this Policy in lieu of the benefits provided in the individual written employment or severance agreement.

2.                  Termination of Employment; Severance and Change in Control Benefits.

2.1.            At-Will Employment. An Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. The at-will nature of the employment may not be altered unless in writing and signed by Executive and the Chief Executive Officer.

2.2.            Termination Without Cause or Resignation for Good Reason Unrelated to Change in Control. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability), or if Executive resigns for Good Reason, at any time except during the Change in Control Period (as defined below), such termination or resignation constitutes a “Separation from Service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive satisfies the Release Requirement in Section 5 below, the Company shall provide Executive with the following “Severance Benefits”:

2.2.1.      Severance Payments. Severance pay in the form of (i) continuation of payment installments of Executive’s final annual Base Salary according to the following schedule:

CEO	Eighteen (18) months
Tier 1 (Other C-Level/EVP)	Twelve (12) months
Tier 2 (SVP)	Nine (9) months
Tier 3 (VP)	Six (6) months

Plus (ii) a lump sum payment of the pro rata portion of Executive’s annual bonus for the year of termination based on actual performance, payable when annual bonuses are payable to other Executive officers of the Company (but not later than March 15 of the year following the year of termination), in each case subject to required payroll deductions and tax withholdings (the “Severance Payments”).

2.2.2.      Subject to Sections 5 and 6 below, the Base Salary continuation payments shall be made on the Company’s regular payroll schedule in effect following Executive’s termination date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

3.                  Health Care Continuation Coverage Payments.

3.1.            COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) according to the following schedule:

CEO	Eighteen (18) months
Tier 1 (Other C-Level/EVP)	Twelve (12) months
Tier 2 (SVP)	Nine (9) months
Tier 3 (VP)	Six (6) months

For the period listed above starting on the day after the date on which group insurance coverage would, absent COBRA, cease (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if, during the COBRA Premium Period, Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

3.2.            Special Tax Treatment of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums on a pre-tax basis without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall report the applicable COBRA premiums as compensation includible in Executive’s gross income for the remainder of the COBRA Premium Period.

4.                  Termination.

4.1.            Termination Without Cause or Resignation for Good Reason During Change in Control Period. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) at any time during the Change in Control Period or Executive resigns for Good Reason at any time during the Change in Control Period and provided that Executive satisfies the Release Requirement in Section 5 below, Executive will receive the following: (i) the Severance Payments described in Section 2.2.1, except that the amount of the pro rata portion of the annual bonus will be determined based on Executive’s target annual bonus for the year in which Executive’s Separation from Service occurs and the Severance Payments will be paid in a lump sum on the first regular payroll date following the Release Effective Date; (ii) the COBRA Premiums described in Section 3.1; (iii) notwithstanding anything to the contrary set forth in option agreements, effective as of Executive’s employment termination date, the vesting and exercisability of the options and any other unvested time-based vesting equity awards then held by Executive shall accelerate and become immediately vested and exercisable, if applicable, by Executive upon such termination and shall remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents; and (iv) a lump sum payment in an amount equal to the pro rata portion of Executive’s target annual bonus for the year of termination, payable on the first regular payroll date following the Release Effective Date (collectively, the “CIC Severance Benefit”), in each case subject to applicable tax withholding. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.

4.2.            Termination for Cause; Resignation Without Good Reason; Death or Disability. Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the benefits listed in Section 2 and Section 3 above, if the Company terminates Executive’s employment for Cause, Executive resigns Executive’s employment without Good Reason, or Executive’s employment terminates due to Executive’s death or disability.

5.                  Release Requirement.

5.1.            Conditions to Receipt of Severance Benefits and CIC Severance Benefit. To be eligible for any of the benefits pursuant to Section 2 above, Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims, as drafted in the Company’s discretion, in a severance agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than twenty-one (21) days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits or CIC Severance Benefit (or any substitute benefits provided in lieu of such benefits) will be provided hereunder prior to the Release Effective Date. Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Policy.

5.2.            Section 409A. It is intended that all of the severance benefits and other payments payable under this Policy satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Policy will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Policy (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Policy (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Policy, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Policy constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) day following the Separation From Service, regardless of when the Release actually becomes effective, so that if the applicable deadline for Executive to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this Policy shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Policy will be exempt from or comply with Code Section 409A and make no undertaking to preclude Code Section 409A from applying to any such payment.

5.3.            Section 280G; Limitations on Payment. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Policy (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

5.3.1.      Notwithstanding any provision of Section 5.3 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

5.3.2.      Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

5.3.3.      If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 5.3 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 5.3, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

6.                  Definitions.

6.1.            Base Salary. For the purposes of this Policy, “Base Salary” means the annual base salary paid by the Company to Executive.

6.2.            Cause. For the purposes of this Policy, (a) if Executive is a party to a written employment or severance agreement “Cause” shall have the meaning set forth in such employment or severance agreement and (b) if Executive is not a party a written employment or severance agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) Executive’s continued failure or refusal to follow lawful and reasonable instructions of the Company or the Board of Directors of the Company or lawful and reasonable policies and regulations of the Company or its affiliates; (iii) Executive’s continued failure to faithfully and diligently perform the assigned duties of Executive’s employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by Executive, including behavior that that materially discredits the Company or any affiliate of the Company or is materially detrimental to the reputation, character and standing of the Company or any affiliate of the Company; or (v) Executive’s material breach of this Policy, the proprietary information agreement executed by Executive, or any written Company policies. An event described in this Section shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach and Executive fails to cure such event, failure, conduct or breach within 15 days from such written notice; provided, however, that such 15-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

6.3.            Change in Control. For purposes of this Policy, “Change in Control” (or “CIC”) shall mean any of the following events, provided that such event is closed, consummated, completed, or disposed of on or after the effective date of this Policy: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting shares immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (iii) a reverse merger in which the Company is the surviving entity but the voting shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company; or (iv) an acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary of the Company) of the beneficial ownership of securities of the Company representing at least seventy-five percent (75%) of the combined voting power entitled to vote in the election of directors; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company and further provided that none of the foregoing transactions shall constitute a Change in Control unless it also constitutes a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

6.4.            Change in Control Period. For the purposes of this Policy, “Change in Control Period” means the time period commencing on the effective date of a Change in Control and ending on the date that is eighteen (18) months after the effective date of a Change in Control.

6.5.            Executive. For the purposes of this Policy, “Executive” means any Vice President, Senior Vice President, Executive Vice President, C-Level, and Chief Executive Officer of the Company who has existed in this position for a minimum of 6 months.

6.6.            Good Reason. For purposes of this Policy, (a) if Executive is a party to a written employment or severance agreement, Executive shall have “Good Reason” as is set forth in such employment or severance agreement and (b) if Executive is not a party a written employment or severance agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (i) a material reduction in Executive’s Base Salary, which the parties agree is defined as a reduction of at least 10% of your Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that (A) a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties, and (B) any reduction in Executive’s duties which results from Executive serving in a more subordinate role in connection with the Company’s hiring of an individual not previously employed by the Company to serve as its President and/or Chief Executive Officer shall not be deemed a “material reduction”; or (iii) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation. In order for Executive to resign for Good Reason, each of the following requirements must be met: (iv) Executive must provide written notice to the Board of Directors of the Company within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, (v) Executive must allow the Company at least 30 days from receipt of such written notice to cure such event, (vi) such event is not reasonably cured by the Company within such 30 day period (the “Cure Period”), and (vii) Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the Cure Period.

6.7.            Insider Trading Policy. Executive hereby acknowledges that Executive has received and read a copy of the Company’s Insider Trading Policy (the “Trading Policy”). Executive agrees to comply with the specific requirements of the Trading Policy in all respects during Executive’s employment or other service relationship with the Company. Executive understands that the Trading Policy constitutes a material term of Executive’s employment or other service relationship with the Company and that Executive’s failure to comply in all respects with the Trading Policy is a basis for termination for Cause.

7.                  Dispute Resolution—Arbitration. Any dispute, controversy, or claim, whether contractual or non-contractual, between Executive and the Company shall be resolved by binding arbitration before the Judicial Arbitration and Mediation Service (the “JAMS”), in accordance with the JAMS Employment Arbitration Rules and Procedures, available at www.jamsadr.com. Executive and the Company each agree that before proceeding to arbitration, they will mediate disputes before the JAMS by a mediator approved by the JAMS. If mediation fails to resolve the matter, any subsequent arbitration shall be conducted by an arbitrator approved by the JAMS and mutually acceptable to Executive and the Company. All disputes, controversies, and claims shall be conducted by a single arbitrator, who shall: (i) allow discovery authorized by California Code of Civil Procedure Section 1282, et seq., or any other discovery required by applicable law; and (ii) issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof. If Executive and the Company are unable to agree on the mediator or the arbitrator, then JAMS shall select the mediator/arbitrator. The resolution of the dispute by the arbitrator shall be final, binding, non-appealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in San Diego, California. The Company shall pay all JAMS, mediation, and arbitrator’s fees and costs, irrespective of who raised the claim and the outcome of arbitration.

8.                  Amendments. This Policy may be amended or terminated by the Company at any time; provided that this Section 8 shall have no force or effect after the occurrence of a Change in Control.

I acknowledge that I have read, understand, and agree to the policies and procedures outlined in Severance Policy for Executives of the Company.

Printed Name:  __________________________________

Signed:  _________________________________________ Date:_______________

Executive

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